AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, PURSUANT TO EDGAR, ON JUNE
                                   26, 1997.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         ARCHER-DANIELS-MIDLAND COMPANY
           (Exact name of the Registrant as specified in its charter)

                DELAWARE                                41-0129150
      (State or other jurisdiction                   (I.R.S. Employer
   of incorporation or organization)               Identification No.)

                              4666 Faries Parkway
                            Decatur, Illinois 62526
                                  217/424-5200
               (Address and telephone number of the Registrant's
                          principal executive offices)

                               Richard P. Reising
                 Vice President, Secretary and General Counsel
                         Archer-Daniels-Midland Company
                              4666 Faries Parkway
                            Decatur, Illinois 62526
                                  217/424-5200
           (Name, address and telephone number of agent for service)

                                   COPIES TO:

           James E. Nicholson                        David J. Smith                          Edward S. Best
          Faegre & Benson LLP                Archer-Daniels-Midland Company               Mayer, Brown & Platt
          2200 Norwest Center                     4666 Faries Parkway                   190 South LaSalle Street
      Minneapolis, Minnesota 55402              Decatur, Illinois 62526                 Chicago, Illinois 60606

    Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED           PROPOSED
        TITLE OF EACH CLASS OF                                       MAXIMUM            MAXIMUM           AMOUNT OF
           SECURITIES TO BE                    AMOUNT TO         OFFERING PRICE   AGGREGATE OFFERING    REGISTRATION
              REGISTERED                     BE REGISTERED        PER UNIT (1)         PRICE (1)             FEE
Debt Securities and Warrants to
 Purchase Debt Securities..............    $500,000,000(2)(3)         100%          $500,000,000(3)       $151,515

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Includes such principal amount of Debt Securities and number of Warrants (or, if any Debt Securities are issued at original issue discount, such greater amount of Debt Securities and number of Warrants) as shall result in net proceeds of $500,000,000 to the Registrant.
(3) In U.S. dollars or equivalent thereof in foreign denominated currencies, European Currency Units or other composite currencies.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

    Pursuant to Rule 429, the Prospectus contained herein also relates to $150,000,000 of Debt Securities and Warrants to purchase Debt Securities registered on Form S-3, Registration Statement No. 33-50879.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 26, 1997

ARCHER-DANIELS-MIDLAND COMPANY

DEBT SECURITIES AND WARRANTS
TO PURCHASE DEBT SECURITIES                                               [LOGO]

Archer-Daniels-Midland Company (the "Company") may from time to time offer unsecured debt securities of the Company consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") and/or warrants to purchase Debt Securities ("Warrants") in an aggregate amount sufficient to result in net proceeds to the Company of up to U.S. $650,000,000 (or the equivalent in foreign denominated currencies or European Currency Units or other composite currencies). The Debt Securities and/or Warrants may be offered as separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus. Debt Securities may be offered alone or with Warrants (which may or may not be detachable from the Debt Securities), and Warrants may be offered alone, all as set forth in an accompanying Prospectus Supplement and any related Pricing Supplement (the "Prospectus Supplement"). If any Warrants are issued, Debt Securities will be issuable upon exercise of such Warrants. The Company may sell Debt Securities and/or Warrants to or through underwriters to be designated from time to time, and also may sell Debt Securities and/or Warrants directly to other purchasers or through agents or broker-dealers. See "Plan of Distribution".

Debt Securities of a series may be issuable in registered form without coupons attached ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Bearer Securities will be offered only to non-United States persons and to branches located outside the United States of certain United States financial institutions. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities".

The designation, principal amount, currency or currencies of denomination and payment, offering price, maturity, interest rate, redemption provisions, if any, and other terms of the Debt Securities, the duration, offering price, exercise price, detachability and other terms of any Warrants, and the name and basis of compensation of the underwriters, agents or broker-dealers, if any, in connection with the sale of the Debt Securities and/or Warrants in respect of which this Prospectus is being delivered are set forth in the applicable Prospectus Supplement. The Debt Securities and Warrants are herein sometimes referred to as the "Securities."

This Prospectus may not be used to consummate sales of Securities unless accompanied by the Prospectus Supplement applicable to the Securities being sold.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is      , 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated in and made a part of this Prospectus by reference:

        (a) the Company's Annual Report on Form 10-K for the year ended June 30, 1996 (which incorporates by reference certain portions of the Company's 1996 Annual Report to Shareholders, including financial statements and notes thereto, and certain portions of the Company's definitive Notice and Proxy Statement for the Company's Annual Meeting of Shareholders held on October 17, 1996, and

        (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997.

    All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits not specifically incorporated in such document). Requests for such copies should be directed to the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526 (telephone number 217/424-5200).

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Room 1024, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information filed by the Company at: http://www.sec.gov.

    The Company's Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and reports, proxy statements and other information regarding the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60603.

    Additional information regarding the Company and the Securities offered hereby is contained in the Registration Statement, and exhibits thereto, in respect of the Securities offered hereby, filed with the Commission under the Securities Act of 1933 (the "Securities Act"). For further information regarding the Company and the Securities offered hereby, reference is made to the Registration Statement, and exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.
                            ------------------------

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars" or "U.S. dollars").

                                  THE COMPANY

    Archer-Daniels-Midland Company is a major processor of agricultural products for the food and feed industries. It is one of the world's largest oilseed and vegetable oil processors, corn refiners, fuel alcohol producers and wheat millers.

    The Company was incorporated in Delaware in 1923 as the successor to a business formed in 1902. The Company's executive offices are located at 4666 Faries Parkway, Decatur, Illinois 62526 (telephone number 217/424-5200). References herein to the Company relate to Archer-Daniels-Midland Company, its subsidiaries and their predecessors unless otherwise noted or indicated by the context.

                                USE OF PROCEEDS

    Except as otherwise specified in the applicable Prospectus Supplement, net proceeds from the sale of the Securities will be added to the general funds of the Company. Initially, all or a portion of the proceeds may be invested in short-term or long-term marketable securities or used to repay short-term borrowings. The proceeds will be used, as required, for general corporate purposes, including working capital, capital expenditures and possible acquisitions of, or investments in, businesses and assets, and the repayment of indebtedness originally incurred for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Set forth below is the consolidated ratio of earnings to fixed charges for each of the years in the five-year period ended June 30, 1996 and the nine-month periods ended March 31, 1996 and March 31, 1997.

                                                                                                                    NINE
                                                                                                                   MONTHS
                                                                                                                   ENDED
                                                                         YEAR ENDED JUNE 30                       MARCH 31
                                                     ----------------------------------------------------------  ----------
                                                        1992        1993        1994        1995        1996        1996
                                                     ----------  ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed charges.................       5.42x       4.48x       4.04x       5.81x       4.92x       5.17x


                                                        1997
                                                     ----------
Ratio of earnings to fixed charges.................       3.02x

    For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness, amortization of debt discount and expense, and one third of rental expense (which is deemed representative of the interest factor).

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which a Prospectus Supplement may relate. The particular terms and provisions of the Debt Securities offered by a Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general terms and provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

    The Debt Securities are to be issued under an Indenture dated as of June 1, 1986 as amended and supplemented by a Supplemental Indenture dated as of August 1, 1989 and as amended by the Trust Indenture Reform Act of 1990 (the "Indenture"), between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definition therein of certain capitalized terms used herein and not defined. Section numbers below refer to sections of the Indenture.

GENERAL

    The Debt Securities will be unsecured and unsubordinated obligations of the Company ranking PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company.

    The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (SECTION 301).

    Reference is made to the Prospectus Supplement relating to the particular Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities or the particular series thereof; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Debt Securities are to be issuable in permanent global form; (iv) the price or prices (generally expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (v) the date or dates on which the Offered Debt Securities will mature; (vi) the rate or rates per annum, or the formula by which such rate or rates shall be determined, at which the Offered Debt Securities will bear interest, if any, and the dates from which any such interest will accrue; (vii) the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable, the Regular Record Date for any interest payable on any Offered Debt Securities that are Registered Securities on any Interest Payment Date, and the extent to which, or the manner in which, any interest payable on a Global Security on an Interest Payment Date will be paid if other than in the manner described below under "Global Securities"; (viii) any mandatory or optional sinking fund or analogous provisions; (ix) each office or agency where, subject to the terms of the Indenture as described below under "Payments and Paying Agents," the principal of and any premium and interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Denominations, Registration and Transfer," the Offered Debt Securities may be presented for registration of transfer or exchange; (x) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (xi) the denominations in which any Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination in which any Offered Debt Securities which are Bearer Securities will be issuable, if other than denominations of $5,000; (xii) the currency or currencies of payment of principal of and any premium and interest on the Offered Debt Securities; (xiii) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xiv) any additional covenants applicable to the Offered Debt Securities; and (xv) any other terms and provisions of the Offered Debt Securities not inconsistent with the terms and provisions of the Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities. (SECTION 301).

    If the purchase price of any of the Debt Securities is denominated in a foreign or composite currency or currencies or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign or composite currency or currencies, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign or composite currency or currencies will be set forth in the applicable Prospectus Supplement.

    Some of the Debt Securities may be issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax considerations and other special considerations applicable to any original issue discount securities will be set forth in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

    The Debt Securities will be issuable as Registered Securities, Bearer Securities or both. Debt Securities may be issuable in the form of one or more Global Securities, as described below under "Global Securities." Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Debt Securities represented by such Global Security. The Prospectus Supplement relating to Debt Securities denominated in a foreign or composite currency will specify the denominations thereof. (SECTIONS 201, 203, 301 AND 302).

    During the "restricted period" as defined in Treasury Regulation Section 1.163-5(c) (2) (i) (D) (7), no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined below under "Limitations on Issuance of Bearer Securities") and a Bearer Security may be delivered during such restricted period only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Security is owned by (i) a person that is not a United States person (as defined below under "Limitations on Issuance of Bearer Securities") or (ii) a Qualifying Foreign Branch of a U.S. Financial Institution (as defined below under "Limitations on Issuance of Bearer Securities") or (iii) a United States person who acquired the obligation through the Qualifying Foreign Branch of a U.S. Financial Institution and holds the obligation through such Qualifying Foreign Branch of a U.S. Financial Institution on the date of certification or (iv) a financial institution for purposes of resale during the restricted period but not for resale directly or indirectly to a United States person or to a person within the United States or its possessions. See "Global Securities" and "Limitations on Issuance of Bearer Securities" below.

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest attached and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities. (SECTION 305).

    Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the Security Registrar designated by the Company or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has initially appointed the Trustee as the Security Registrar under the Indenture. (SECTION 305). If a Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if

Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (SECTION 1002).

    In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series selected to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption, and (b) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of that series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (SECTION 305).

PAYMENTS AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by such payee as specified in the Security Register. (SECTIONS 305, 307 AND 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (SECTION 307).

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents outside the United States as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States. (SECTIONS 307 AND 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (SECTION
1001). No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. Payments will not be made in respect of Bearer Securities or coupons appertaining thereto pursuant to presentation to the Company or its Paying Agents within the United States or any other demand for payment to the Company or its Paying Agents within the United States. Notwithstanding the foregoing, payment of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and the Company has delivered to the Trustee an opinion of counsel to that effect. (SECTION 1002).

    Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities. Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by the Company for the Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in each Place of Payment for such series in the United States for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the circumstances described above, but not otherwise), (ii) a Paying Agent in each Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange, London or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg City or any other required city located outside the United States, as the case may be, for Debt Securities of such series, and (iii) a Paying Agent in each Place of Payment located outside the United States where (subject to applicable laws and regulations) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company may be served. (SECTION 1002).

    All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium and interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and thereafter the holder of such Debt Security or any coupon appertaining thereto will look only to the Company for payment thereof. (SECTION 1003).

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. (SECTION 305). Unless and until it is exchanged for Debt Securities in definitive form, a temporary Global Security in registered form may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to a series of Debt Securities or any part thereof will be described in the applicable Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold, resold or delivered during the "restricted period" as defined in Treasury Regulation Section 1.163-5 (c) (2) (i) (D) (7) in the United States or its possessions or to United States persons (each as defined below) other than to a Qualifying Foreign Branch of a United States Financial Institution (as defined below), and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States, its possessions or to United States persons (other than a Qualifying Foreign Branch of a United States Financial Institution) nor deliver Bearer Securities within the United States. The term "Qualifying Foreign Branch of a United States Financial Institution" means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that provides a certificate within a reasonable time (or a blanket certificate in the year the Debt Security is issued or either of the preceding two calendar years) stating that it agrees to comply with the requirements of Section 165 (j) (3) (A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder.

    Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the

Internal Revenue Code". Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

    The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America (including the states and the District of Columbia); the term "possessions" includes Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island, and the Northern Mariana Islands.

TAX REDEMPTION; SPECIAL TAX REDEMPTION

    To the extent specified in an applicable Prospectus Supplement, Debt Securities of a series will be subject to redemption at any time, as a whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon publication of a notice as described below, if (i) the Company determines that
(a) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after a date specified in the applicable Prospectus Supplement, the Company has or will become obligated to pay additional amounts with respect to any Debt Security of such series as described below under "Payment of Additional Amounts" or (b) on or after a date specified in the applicable Prospectus Supplement, any action has been taken by any taxing authority of, or any decision has been rendered in a court of competent jurisdiction in, the United States or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Company of independent legal counsel of recognized standing, will result in a material probability that the Company will become obligated to pay additional amounts with respect to any Debt Security of such series as described below under "Payment of Additional Amounts," and (ii) in any such case the Company in its business judgment determines that such obligation cannot be avoided by the use of reasonable measures available to the Company.

    If the Company shall determine that any payment made outside the United States by the Company or any Paying Agent of principal or interest due in respect of any Bearer Security (an "Affected Security") or any coupon appertaining thereto would, under any present or future laws or regulations of the United States, be subject to any certification, information or other reporting requirement of any kind, the effect of which requirement is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity (as distinguished from, for example, status as a United States Alien) of a beneficial owner of such Affected Security or coupon who is a United States Alien (other than such a requirement which (i) would not be applicable to a payment made (a) directly to the beneficial owner or (b) to a custodian, nominee or other agent of the beneficial owner, (ii) can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien, provided that in each case referred to in items (i) (b) and (ii), payment by such custodian, nominee or other agent to such beneficial owner is not otherwise subject to any such requirement (other than a requirement which is imposed on a custodian, nominee or other agent described in (iv) of this sentence), (iii) would not be applicable to a payment made by at least one other Paying Agent of the Company or (iv) is applicable to a payment to a custodian, nominee or other agent of the beneficial owner who is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income for the three-year period ending with the close of its taxable year preceding the year of payment is effectively connected with a United States trade or business, or is otherwise related to the United States), the Company at its election shall either (x) redeem the Affected

Securities, as a whole, but not in part, at a redemption price equal to the principal amount thereof, together with interest accrued to the date fixed for redemption, or (y) if the conditions of the next succeeding paragraph are satisfied, pay the additional amounts specified in such paragraph. The Company shall make such determination and election as soon as practicable and give prompt notice thereof (the "Determination Notice") in the manner described under "Notices" below, stating the effective date of such certification, information or reporting requirements, whether the Company has elected to redeem the Affected Securities, or to pay the additional amounts specified in the next succeeding paragraph, and (if applicable) the last date by which the redemption of the Affected Securities must take place, as provided in the next succeeding sentence. If the Company elects to redeem the Affected Securities, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Company shall elect by notice to the Trustee given not less than 45 nor more than 75 days prior to the date fixed for redemption. Notice of such redemption of the Affected Securities will be given to the holders thereof not less than 30 nor more than 60 days prior to the date fixed for redemption. Notwithstanding the foregoing, the Company shall not so redeem the Affected Securities if the Company shall subsequently determine, not less than 30 days prior to the date fixed for redemption, that subsequent payments would not be subject to any such requirement in which case the Company shall give prompt notice of such determination in the manner described under "Notices" below and any earlier redemption notice shall be revoked and of no further effect. The right of the holders of Affected Securities called for redemption to exchange such Affected Securities for Registered Securities (which Registered Securities will remain outstanding following such redemption) will terminate on the 16th day prior to the date fixed for redemption, and no further exchanges of Affected Securities for Registered Securities shall be permitted unless the Company shall have made the subsequent determination and given the notice referred to in the preceding sentence.

    If and so long as the certification, information or other reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a withholding tax, backup withholding tax or similar charge, the Company may elect to pay such additional amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirements by the Company or any Paying Agent of principal, premium, if any, or interest, if any, due in respect of any Affected Security or any coupon to a holder who certifies that the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such withholding tax, backup withholding tax or similar charge (other than a withholding tax, backup withholding tax or similar charge which (i) is the result of a certification, information or other reporting requirement described in the second parenthetical clause of the first sentence of the preceding paragraph or (ii) is imposed as a result of presentation of such Affected Security or coupon for payment more than 10 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in such Affected Security or coupon to be then due and payable. In the event the Company elects to pay such additional amounts, the Company will have the right, at its sole option, at any time, to redeem the Affected Securities, as a whole, but not in part, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption. If the Company has made the determination described in the preceding paragraph with respect to certification, information or other reporting requirements applicable only to interest and subsequently makes a determination in the manner and of the nature referred to in the preceding paragraph with respect to such requirements applicable to principal, the Company will redeem the Affected Securities in the manner and on the terms described in the preceding paragraph unless the Company elects to have the provisions of this paragraph apply rather than the provisions of the preceding paragraph. If in such circumstances the Affected Securities are to be redeemed, the Company shall have no obligation to pay additional amounts pursuant to this paragraph with respect to principal of, premium, if any, or interest, if any, on such Affected Securities accrued and unpaid after the date of the notice of such determination indicating such redemption, but will be obligated to pay such additional amounts with respect to interest accrued and unpaid to the date of such determination. If the

Company elects to pay additional amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Company shall promptly redeem such Affected Securities in whole but not in part. (SECTION 1004).

    In the event that the Company elects or is required to redeem Affected Securities of a series pursuant to the provisions set forth in the preceding three paragraphs, the Company shall deliver to the Trustee a certificate, signed by an authorized officer, stating that the Company is entitled to redeem the Affected Securities of such series pursuant to their terms. (SECTION 1102).

    Notice of intention to redeem Affected Securities and all other notices in accordance with the provisions of the preceding paragraphs will be given in accordance with "Notices" below. In the case of a redemption, notice will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption. (SECTION 1104).

PAYMENT OF ADDITIONAL AMOUNTS

    If and to the extent specified in an applicable Prospectus Supplement, the Company will, subject to the exceptions and limitations set forth below, pay to the holder of any Debt Security or coupon who is a United States Alien such additional amounts as may be necessary in order that every net payment on such Debt Security or coupon, after withholding by the Company or any of its Paying Agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein) will not be less than the amount provided for in such Debt Security or in such coupon to be then due and payable. However, the Company will not be required to make any payment of additional amounts for or on account of:

         (i) any tax, assessment or other governmental charge that would not have been so imposed but for (a) the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen, resident or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein, or (b) such holder's present or former status as a personal holding company, foreign personal holding company, controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

        (ii) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Debt Security or coupon for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

        (iii) any estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or other governmental charge;

        (iv) any tax, assessment or other governmental charge that is payable otherwise than by withholding from a payment on a Debt Security or coupon;

        (v) any tax, assessment or other governmental charge imposed on a holder of a Debt Security or coupon that actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code or that is a controlled foreign corporation related to the Company through stock ownership;

        (vi) any tax, assessment or other governmental charge imposed as a result of the failure to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Debt Security or coupon, if such compliance is required by statute, or by regulation of the United States, as a precondition to relief or exemption from such tax, assessment or other governmental charge;

       (vii) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment on a Debt Security or coupon if such payment can be made without such withholding by at least one other Paying Agent;

       (viii) any tax, assessment or other governmental charge imposed with respect to payments on any Registered Security by reason of the failure of the holder to fulfill the statement requirement of Sections 871(h) or 881(c) of the Code; or

        (ix) any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii);

nor will additional amounts be paid with respect to any payment on a Debt Security or coupon to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision or taxing authority thereof or therein) to be included in the income for federal income tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Debt Security or coupon. (SECTION 1004).

SUBSIDIARIES

    The term "Subsidiary" is defined as a corporation more than 50 percent of the outstanding voting stock of which is owned, directly or indirectly, by the Company and/or one or more Subsidiaries. The term "Restricted Subsidiary" is defined as a Subsidiary other than a Subsidiary (i) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or (ii) which is engaged primarily in financing the operations of the Company or its Subsidiaries, or both, outside the United States. (SECTION 101).

RESTRICTIONS ON SECURED DEBT

    If the Company or any Restricted Subsidiary shall incur, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property (each as defined below) or on any shares of stock or Debt of any Restricted Subsidiary, the Company will secure, or cause such Restricted Subsidiary to secure, the Debt Securities equally and ratably with (or prior to) such Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties would not exceed 5 percent of Consolidated Net Tangible Assets (as defined below). This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by
(i) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (ii) Mortgages in favor of the Company or a Restricted Subsidiary,
(iii) Mortgages in favor of United States governmental bodies to secure progress or advance payments, (iv) Mortgages on property, shares of stock or Debt existing at or incurred within 120 days of the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction Mortgages, and (v) certain extensions, renewals or replacements of Debt secured by any Mortgage referred to in the forgoing clauses
(i) through (iv), inclusive. (SECTION 1009).

    "Principal Domestic Manufacturing Property" is defined as any building, structure or other facility (which for purposes of this definition shall not include barges, railroad cars or other transportation equipment, vehicle or vessels), together with the land on which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing or warehousing, located in the United States, owned or leased by the Company or a Subsidiary and having a gross book value (without deduction of any depreciation reserves) which on the date as of which the determination is being made is in excess of 1 percent of Consolidated Net Tangible Assets, other than any such building, structure or other facility or portion thereof or any such land or fixture (i) which is financed by certain governmental obligations the interest on which is excludable from gross income of the holder thereof pursuant to the provisions of Section 103(a)(1) of the Code or (ii) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety. "Consolidated Net Tangible Assets" is defined as the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt (defined below) by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles to the extent not deducted as reserves and deductible items as set forth above, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. "Mortgage" is defined as any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or similar encumbrance. "Attributable Debt" is defined as the net amount of rent (discounted to the date of determination at a rate per annum of 15 percent, compounded semi-annually) required to be paid during the remaining term of any lease. (SECTION 101).

    The Indenture does not restrict the incurring of unsecured Debt by the Company or its Subsidiaries.

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS

    Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property which has been or is to be sold or transferred more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless (i) the Company or such Restricted Subsidiary could create Debt secured by a Mortgage on such property pursuant to Section 1009 of the Indenture (see "Restrictions on Secured Debt" above) in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities or (ii) the Company, within 120 days after the sale or transfer, applies to the retirement of its Funded Debt an amount equal to the greater of (a) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (b) the fair market value of the Principal Domestic Manufacturing Property so leased (subject to credits for certain voluntary retirements of Funded Debt and cancellation or retirement of the Debt Securities). (SECTION
1010). "Funded Debt" is defined as indebtedness for money borrowed having a maturity at or being renewable or extendable by the borrower to a date more than 12 months from the date of determination in the amount set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. Funded Debt does not include any amount in respect of obligations under leases (or guarantees thereof), whether or not such obligations would be included as liabilities on a consolidated balance sheet, and does not include any principal amount of indebtedness required to be redeemed within 12 months from the date of determination pursuant to any sinking fund provisions or otherwise. (SECTION 101). This restriction does not apply to any sale and leaseback transaction (i) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or (ii) involving the taking back of a lease for a period of three years or less. (SECTION 1010).

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

    The Company may not consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company unless (i) the corporation formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are transferred substantially as an entirety shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the payment of the principal of, premium, if any, and interest, if any, on the Debt Securities and the performance of the other covenants of the Company under the Indenture, (ii) after giving effect to such transaction, no Event of Default (as defined below), or event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing, (iii) if, as a result of such transaction, properties or assets of the Company or any Restricted Subsidiary would become subject to a Mortgage not permitted by Section 1009 of the Indenture without equally and ratably securing the Debt Securities as provided therein (see "Restrictions on Secured Debt" above), steps shall have been taken to secure the Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby pursuant to Section 1009 of the Indenture; and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with Indenture and that all conditions precedent to such transaction contained in the Indenture have been complied with. (SECTION 801). Notwithstanding the provisions summarized in this paragraph, the Company may, without complying with such provisions, transfer all of its property and assets to another corporation if, immediately after giving effect to such transfer, such corporation is a Wholly-Owned Restricted Subsidiary of the Company and the Company would be permitted to become liable for an additional amount of secured Debt. (SECTION 803).

MODIFICATION AND WAIVER

    Certain modifications and amendments of the Indenture, including the rights of Holders of a series of Outstanding Debt Securities, may be made by the Company and the Trustee only with the consent of the Holders (as defined in the Indenture) of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the stated maturity date of the principal of, or any installment of principal of or interest on, any such Debt Security; (ii) reduce the principal amount of, premium, if any, or interest, if any, on any such Debt Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the Maturity thereof); (iii) change the Place of Payment where, or the coin or currency in which, any principal of, premium, if any, or interest, if any, on any such Debt Security is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series the consent of the Holders of which is necessary to modify or amend the Indenture; or (vi) modify the foregoing requirements or reduce the percentage of aggregate principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (SECTION 902).

    The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of such series, waive, insofar as such series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (SECTION 1012). The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of such series waive any past default under the Indenture with respect to such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security of such series or in respect of a provision under which the Indenture cannot be modified or amended without consent of the Holder of each Outstanding Debt Security of such series affected. (SECTION 513).

EVENTS OF DEFAULT

    The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (i) default for 30 days in any payment of interest on such series; (ii) default in any payment of principal of, and premium, if any, on such series when due; (iii) default in the payment of any sinking fund installment with respect to such series when due; (iv) default for 60 days after appropriate notice by the Holders of at least 10% in aggregate principal amount of the Outstanding Debt Securities in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than such series); (v) default under any evidence of indebtedness for money borrowed (including a default with respect to Debt Securities other than such series) or under any Mortgage, indenture or instrument under which any such indebtedness is issued or secured (including the Indenture), which results in acceleration of the maturity of such indebtedness, if such acceleration is not annulled, or in the case of indebtedness not exceeding U.S. $1,000,000 such indebtedness is not paid, in each case within 10 days after written notice as provided in the Indenture; (vi) certain events in bankruptcy, insolvency or reorganization; or (vii) any other Event of Default provided with respect to Debt Securities of such series. In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25 percent in aggregate principal amount of the Outstanding Debt Securities of such series may declare the principal of such series (or, if the Debt Securities of such series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such series) to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series, except in each case a failure to pay the principal of, premium, if any, or interest, if any, on such Debt Security. (SECTIONS 501, 502 AND 513).

    Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture requires the Company to file annually with the Trustee an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (SECTION 1011). The Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal of, premium, if any, or interest, if any, or any sinking fund installment) if it considers it in the interest of the Holders of the Debt Securities to do so. (SECTION 602).

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (SECTIONS 601, 603). Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. (SECTIONS 512 AND
603).

    No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of such series, (ii) the Holders of at least 25 percent in aggregate principal amount of the Outstanding Debt Securities of such series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and (iii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (SECTION 507). However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of, premium, if any, and interest, if any, on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (SECTION 508).

DEFEASANCE

    DEFEASANCE AND DISCHARGE. If the terms of a series of Debt Securities so provide and the Company deposits or causes to be deposited with the Trustee as trust funds in trust for that purpose money and/or U.S. Government Obligations (as hereinafter defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of, and premium, if any, and each instalment of principal and premium, if any, and interest, if any, on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or instalment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if the Company has elected to redeem such Outstanding Debt Securities in accordance with Section 1102 of the Indenture), and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable, then the Indenture will cease to be of further effect with respect to such series (except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust and to pay any tax indemnity), and the Company will be deemed to have satisfied and discharged the Indenture with respect to such series. (SECTION 403). In the event of any such defeasance, holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of, premium, if any, and interest, if any, on their Debt Securities. The term "U.S. Government Obligations" means securities of the government which issued the currency in which the Debt Securities of such series are denominated and/or in which interest is payable or of government agencies backed by the full faith and credit of such government.

    Under current federal income tax law, such defeasance will be treated as a taxable exchange of the related Debt Securities for an interest in the trust. As consequence, each holder of such Debt Securities will recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Debt Securities and the value of the holder's interest in the trust, and thereafter will be required to include in income a share of the income, gain and loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described below. Prospective investors are urged to consult their own tax advisors as to the specific consequences of such a defeasance.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. If the terms of the Debt Securities of any series so provide, the Company may omit to comply with certain restrictive covenants in Sections 801 and 803 (Consolidation, Merger, Conveyance, Transfer or Lease), and Sections 1004 (Additional Amounts), 1005 (Corporate Existence), 1006 (Purchase of Securities by Company or Subsidiary), 1007 (Maintenance of Properties), 1008 (Payment of Taxes and Other Claims), 1009 (Restriction on Secured Debt) and 1010 (Restrictions on Sale and Leaseback Transactions), and Sections 501(4), 501(5), 501(6), 501(7) and 501(8) of the Indenture (if Section 501(8) is specified in the Prospectus Supplement), as described in clauses (iv) through (vii) under "Events of Default" above, shall not be deemed to be Events of Default under the Indenture with respect to such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of (and premium, if any) and each instalment of principal, and premium, if any, and interest on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or instalment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if the Company has elected to redeem such Outstanding Debt Securities in accordance with Section 1102 of the Indenture) and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable. The obligations of the Company under the Indenture and the Debt Securities other than with respect to the covenants referred to above and the events of Default other than the Events of Default referred to above shall remain in full force and effect. (SECTION 1013).

    In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than Events of Default described in clauses (iv) through (vii) under "Events of Default" above, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series on their Stated Maturity or Redemption Date, but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments. (SECTION 1013).

    LIMITATION ON DEFEASANCE. To exercise either option referred to above under DEFEASANCE AND DISCHARGE and DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT, the Company is required to deliver to the Trustee an opinion of outside counsel of nationally recognized standing (which opinion, in the case of the option referred to under DEFEASANCE AND DISCHARGE above, is based on there having been, since the date of the Indenture, a change in the applicable United States Federal income tax law (including a change in official interpretation thereof)), or a ruling from or published by the IRS, to the effect that the exercise of such option will not cause holders of Debt Securities to recognize income, gain or loss for Federal income tax purposes, and that such holders of Debt Securities will be subject to Federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised.

    SUBSTITUTION OF COLLATERAL. If the terms of a series of Debt Securities so provide, the Company will be permitted at any time to withdraw any money or U.S. Government Obligations deposited pursuant to the foregoing defeasance provisions, provided that the Company in substitution therefor simultaneously deposits money and/or U.S. Government Obligations which would then be sufficient to satisfy the Company's payment obligations in respect of the Debt Securities in the manner contemplated by such defeasance provisions.

NOTICES

    Except as may otherwise be set forth in an applicable Prospectus Supplement, notices to holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg City or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in THE WALL STREET JOURNAL, the FINANCIAL TIMES and the LUXEMBURGER WORT. Notices to holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (SECTIONS 101 AND 106).

TITLE

    Title to any temporary global Debt Security, any permanent global Debt Security, any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security, the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (SECTION 308).

REPLACEMENT OF SECURITIES AND COUPONS

    Any mutilated Security or a Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Security to the Trustee. Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Security in exchange for the Security to which such coupon appertains. In the case of a destroyed, lost or stolen Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Security or coupon before a replacement Security will be issued. (SECTION 306).

GOVERNING LAW

    The Indenture and the Debt Securities are governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

    The Company from time to time borrows from The Chase Manhattan Bank, formerly known as Chemical Bank, the Trustee under the Indenture, and maintains deposit accounts and conducts other banking transactions with it in the ordinary course of business. The Chase Manhattan Bank also serves as trustee for certain other senior unsecured debt obligations of the Company.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants for the purchase of Debt Securities of the Company issued under one or more indentures. Warrants may be issued independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. The Warrants are to be issued under one or more Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holder of Warrant Certificates or beneficial owners of Warrants. A copy of the form of Warrant Agreement, including the form of Warrant Certificate representing the Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the form of Warrant Agreement and Warrant Certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificate, including the definition therein of certain terms.

GENERAL

    If Warrants are offered, the applicable Prospectus Supplement will identify the Warrant Agent and describe the terms of the Warrants, including the following: (i) the offering price; (ii) the currency for which Warrants may be purchased; (iii) the designation, aggregate principal amount, currency of denomination and payment and terms of the Debt Securities purchasable upon exercise of the Warrants; (iv) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (v) if applicable, the date on and after which the Warrants and the related Debt Securities will be separately transferable; (vi) the principal amount of Debt Securities purchasable upon exercise of one Warrant and the price at and the currency in which such principal amount of Debt Securities may be purchased upon such exercise; (vii) the date on which the right to exercise the Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) United States federal income tax considerations; (ix) whether the Warrants will be issued in registered or bearer form; and (x) any other terms of the Warrants.

    Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculable from, the applicable Prospectus Supplement. Warrants may be exercised at any time up to 5:00 p.m., New York City time, on the Expiration Date set forth in the applicable Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

    Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant Certificate. Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the Warrant Certificate evidencing such Warrants. Upon receipt of such payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

GENERAL

    The Company may sell Securities to or through underwriters, to be designated from time to time, and also may sell Securities directly to other purchasers or through agents or broker-dealers, including broker-dealers as principals. Debt Securities may be offered alone or with Warrants (which may or may not be detachable from Debt Securities), and Warrants may be offered alone, all as set forth in the applicable Prospectus Supplement. If any Warrants are issued, Debt Securities will be issuable upon exercise of such Warrants.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters, dealers and agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent is set forth, and any such compensation is set forth, in the applicable Prospectus Supplement.

    Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may engage in transactions with or perform services for the Company in the ordinary course of business.

    Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than a Qualifying Foreign Branch of a United States Financial Institution) in connection with the original issuance of such Debt Securities.

DELAYED DELIVERY ARRANGEMENTS.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that the purchase of the Offered Debt Securities and/or Warrants shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

    The consolidated financial statements of Archer-Daniels-Midland Company, incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended June 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................     2
AVAILABLE INFORMATION.....................................................     2
THE COMPANY...............................................................     3
USE OF PROCEEDS...........................................................     3
RATIO OF EARNINGS TO FIXED CHARGES........................................     3
DESCRIPTION OF DEBT SECURITIES............................................     3
DESCRIPTION OF WARRANTS...................................................    17
PLAN OF DISTRIBUTION......................................................    18
EXPERTS...................................................................    19

ARCHER-DANIELS-MIDLAND COMPANY

DEBT SECURITIES AND WARRANTS
TO PURCHASE DEBT SECURITIES

                                     [LOGO]

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Securities and Exchange Commission registration fee............. $151,515
    Legal services..................................................   50,000
    Accounting services.............................................   20,000
    Charges of Trustee..............................................   25,000
    Charges of Warrant Agent........................................   10,000
    Listing fees....................................................   35,000
    Rating agency fees..............................................   75,000
    Printing and engraving..........................................   50,000
    Miscellaneous...................................................   33,485
                                                                    --------
        Total....................................................... $450,000
                                                                    --------
                                                                    --------

All of the above items except the registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware permits (i) Delaware corporations to include a provision in their certificates of incorporation limiting or eliminating the personal liability of a director to a corporation or its stockholders, under certain circumstances, for monetary damages or breach of fiduciary duty as a director and (ii) the general authorization of advancement of a director's or officer's litigation expenses, including by means of a mandatory charter or by-law provision to that effect, in lieu of requiring the authorization of such advancement by the board of directors in specific cases. In addition, the General Corporation Law of the State of Delaware provides that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

    Article Fourteenth of the Certificate of Incorporation of the registrant and
Article X of the Bylaws of the registrant each provide for the broad indemnification of the directors and officers of the registrant and limit the personal monetary liability of directors of the registrant to the fullest extent permitted by current Delaware law. The registrant has also entered into indemnification contracts with certain of its directors and officers. The registrant also maintains insurance coverage relating to certain liabilities of its directors and officers.

ITEM 16.  EXHIBITS.

  1      --   Form of Underwriting Agreement (incorporated by reference to
               Exhibit 1 to Registration Statement No. 33-49103).
  4(a)   --   Indenture dated as of June 1, 1986 between the registrant and The
               Chase Manhattan Bank, formerly known as Chemical Bank (as
               successor to Manufacturers Hanover Trust Company), as Trustee
               (incorporated by reference to Exhibit 4(a) to Registration
               Statement No. 33-6721), and Supplemental Indenture dated as of
               August 1, 1989 between the registrant and Chemical Bank (as successor to Manufacturers Hanover Trust Company), as Trustee
               (incorporated by reference to Exhibit 4(c) to Post-Effective
               Amendment No. 3 to Registration Statement No. 33-6721). (The
               Indenture was previously qualified, in connection with the registrant's Registration Statement No. 33-6721, and is deemed to be qualified with respect to the debt securities and warrants offered hereby.)
  4(b)   --   Forms of Warrant Agreement (incorporated by reference to Exhibit
               4(d) to Registration Statement No. 33-6721).
  4(c)   --   Forms of Securities (included in Exhibit 4(a)).
  5      --   Opinion and consent of Faegre & Benson LLP.
 12      --   Calculation of Ratio of Earnings to Fixed Charges.
 23      --   Consent of Ernst & Young LLP.
 24      --   Powers of Attorney.
 25      --   Form T-1, Statement of Eligibility and Qualification of The Chase
               Manhattan Bank, as Trustee.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing bylaw provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Illinois, on June 26, 1997.

                                         ARCHER-DANIELS-MIDLAND COMPANY

                                         /s/ Richard P. Reising
                                          --------------------------------------
                                         Richard P. Reising
                                          Vice President, Secretary and General
                                         Counsel

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 26, 1997 by the following persons in the capacities indicated:

      G. Allen Andreas, Jr.*, Chief Executive Officer (Principal
                              Executive Officer)
      /s/ Douglas J. Schmalz  Vice President and Chief Financial
      ---------------------
        Douglas J. Schmalz  Officer (Principal Financial Officer)
      /s/ Steven R. Mills  Controller
      ----------------
        Steven R. Mills  (Principal Accounting Officer)
      Dwayne O. Andreas*, Director
      G. Allen Andreas, Jr.*, Director
      S. M. Archer, Jr.*, Director
      F. Ross Johnson*, Dirctor
      Robert S. Strauss*, Director
      J. K. Vanier*, Director
      O. G. Webb*, Director                   A majority of the directors
      M. Brian Mulroney*, Director
      Gaylord O. Coan*, Director
      John R. Block*, Director
      Richard R. Burt*, Director
      Mollie Hale Carter*, Director
      Andrew Young*, Director

* Richard P. Reising, by signing his name hereto, does hereby sign this document on behalf of each of the above named officers and directors of the Registrant pursuant to powers of attorney duly executed by such persons.

                                          /s/ Richard P. Reising
                                          --------------------------------------
                                          Richard P. Reising
                                          Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
  NO.  EXHIBIT                                                   FORM OF FILING
--------------------------------------------------------------   --------------
    1  Form of Underwriting Agreement (incorporated by
        reference to Exhibit 1 to Registration Statement No.
        33-49103).
    4(a) Indenture dated as of June 1, 1986 between the
        registrant and The Chase Manhattan Bank, formerly
        known as Chemical Bank (as successor to Manufacturers
        Hanover Trust Company), as Trustee (incorporated by
        reference to Exhibit 4(a) to Registration Statement
        No. 33-6721), and Supplemental Indenture dated as of
        August 1, 1989 between the registrant and
        Manufacturers Hanover Trust Company, as Trustee
        (incorporated by reference to Exhibit 4(c) to
        Post-Effective Amendment No. 3 to Registration
        Statement No. 33-6721). (The Indenture was previously
        qualified, in connection with the registrant's
        Registration Statement No. 33-6721, and is deemed to
        be qualified with respect to the debt securities and
        warrants offered hereby.)
    4(b) Forms of Warrant Agreement (incorporated by reference to Exhibit 4(d) to Registration Statement No.
        33-6721).
    4(c) Forms of Securities (included in Exhibit 4(a)).
    5  Opinion and consent of Faegre & Benson LLP.               Electronic
                                                                 Transmission
   12  Calculation of Ratio of Earnings to Fixed Charges.        Electronic
                                                                 Transmission
   23  Consent of Ernst & Young LLP.                             Electronic
                                                                 Transmission
   24  Powers of Attorney.                                       Electronic
                                                                 Transmission
   25  Form T-1, Statement of Eligibility and Qualification of   Electronic
        The Chase Manhattan Bank, as Trustee.                    Transmission
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